                                                                       Exhibit 5

                   [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]

                                 August 6, 1997


Northway Financial, Inc.
9 Main Street
Berlin, New Hampshire 03570

Gentlemen:

         Northway Financial, Inc. ("Northway") has entered into an Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among Northway, The Berlin City Bank ("BCB"), a New Hampshire bank and the parent of Northway, Pemi Bancorp, Inc. ("PEMI"), and Pemigewasset National Bank ("PNB"), a wholly owned national bank subsidiary of PEMI. Under the terms of the Merger Agreement, (i) Northway will organize a new New Hampshire trust company, Berlin Interim Trust Company ("BITC"), (ii) pursuant to a Plan of Reorganization (the "BCB Reorganization Plan"), BITC will merge with and into BCB (the "BCB Reorganization"), as a result of which BCB will become a wholly owned direct subsidiary of Northway, and (iii) following the BCB Reorganization, PEMI will merge with and into Northway, with Northway being the surviving corporation (the "Merger"). As a result of the foregoing transactions, Northway will be the bank holding company for BCB and PNB, and each of BCB and PNB will be wholly owned direct subsidiaries of Northway.

         In connection with the BCB Reorganization and the Merger (i) each outstanding share of BCB common stock will be converted into 16 shares of common stock, par value $1.00 per share, of Northway ("Common Stock") and (ii) each outstanding share of PEMI common stock will be converted into 1.0419 shares of Northway Common Stock.

         This opinion is rendered with respect to the shares of Common Stock to be issued to the stockholders of BCB upon the effectiveness of the BCB Reorganization Plan and to the stockholders of PEMI upon the effectiveness of the Merger Agreement. The Merger Agreement and the BCB Reorganization Plan are set forth as Appendix A and Appendix E, respectively, to the to the joint Proxy Statement of BCB and PEMI and Prospectus of Northway (the "Proxy Statement/Prospectus") that forms a part of Northway's registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on August 6, 1997.

         We have reviewed the Amended and Restated Articles of Incorporation and By-laws of each of Northway and BCB, respectively, the Proxy Statement/Prospectus, the BCB Reorganization Plan, the Merger Agreement, records of the proceedings of the Boards of Directors of each of Northway and BCB, respectively, and such other records as we deem relevant for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that when the BCB Reorganization Plan and the Merger have been approved by the requisite vote of the shareholders of BCB as set forth in the Proxy Statement/Prospectus and when the other conditions to the BCB Reorganization and the Merger set forth in the BCB Reorganization Plan and the Merger Agreement and in the Proxy Statement/Prospectus have been satisfied or, if permitted, waived, the BCB Reorganization and the Merger have become effective, the shares of Northway Common Stock to be issued to the stockholders of BCB and PEMI pursuant to the BCB Reorganization and the Merger will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to a copy of this opinion being filed as an Exhibit to the Registration Statement.


                                               Very truly yours,


                                               GOODWIN, PROCTER & HOAR LLP